NEWS RELEASE

[GRAPHIC OMITTED] [MARCUS CORPORATION LOGO]

THE MARCUS CORPORATION
100 EAST WISCONSIN AVENUE, SUITE 1900	For additional information, contact:
MILWAUKEE, WISCONSIN 53202-4125	Douglas A. Neis
TELEPHONE 414-905-1000 FAX 414-905-2669	(414)905-1100
A NYSE company

THE MARCUS CORPORATION REPORTS INCREASED FISCAL 2004 RESULTS
Earnings reach six-year high; revenues and operating income up in all three divisions

Milwaukee, Wis., July 22, 2004…..The Marcus Corporation (NYSE: MCS) today reported increased revenues and earnings for the fourth quarter and fiscal year ended May 27, 2004.

Total revenues for the fourth quarter of fiscal 2004 were $99,333,000, a 2.9% increase from revenues of $96,565,000 for the fourth quarter of the prior year. Net earnings were $4,579,000 or $0.15 per diluted share for the fourth quarter of fiscal 2004, up 70.7% from net earnings of $2,682,000 or $0.09 per diluted share for the comparable prior period.

For fiscal 2004, total revenues were a record $409,207,000, a 3.1% increase from revenues of $396,915,000 in fiscal 2003. Earnings from continuing operations and net earnings were $24,611,000 or $0.82 per diluted share in fiscal 2004, a 27.5% increase from earnings from continuing operations of $19,307,000 or $0.66 per diluted share and a 19.7% increase from net earnings of $20,556,000 or $0.70 per diluted share in fiscal 2003. Continuing operations include The Marcus Corporation’s theatre, limited-service lodging and hotels and resorts divisions. The company’s fiscal 2003 results include a pre-tax investment loss of $2.6 million or $0.05 per diluted share related to loans to and investments in joint ventures.

“We are very pleased with the improvement in our fiscal 2004 results. Net earnings per share reached the highest level in six years, revenues were an all-time high and operating income increased in all three divisions. Marcus Theatres achieved its third consecutive record year. We were particularly pleased that the performance in both of our lodging divisions was the best in the past three years,” said Stephen H. Marcus, chairman and chief executive officer of The Marcus Corporation.

“Marcus Theatres’ record revenues and operating income for fiscal 2004 reflected the steady stream of hit movies throughout the year. Box office, as well as concession revenues, reached record levels for the year,”

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said Marcus. He noted that the division’s fourth quarter results were boosted by the popularity of The Passion of the Christ and Shrek 2.

“The five top-grossing films in fiscal 2004 for Marcus Theatres were The Lord of the Rings: The Return of the King, Finding Nemo, The Passion of the Christ, Pirates of the Caribbean and Elf. Marcus noted that the fiscal 2004 results do not include the traditionally strong Memorial Day holiday, which was included in the comparable fiscal 2003 results.

“Marcus Theatres’ fiscal 2004 results also benefited from an increase in ancillary revenues, primarily pre-show advertising. Cinema pre-show entertainment and advertising is one of the fastest growing forms of media advertising because it is able to target very specific audience demographics. As further evidence of our belief in the potential for this revenue source, in the fourth quarter the division purchased a minority equity interest in Cinema Screen Media, a cinema advertising company that provides pre-show entertainment on our screens and represents over 3,000 screens nationwide,” said Marcus.

Marcus said the summer movie season is off to an extremely good start, with record box-office weeks for the division over the Memorial Day and July 4th holidays. “Our box-office revenues were up in six of the first seven weeks of our fiscal 2005 first quarter. Top pictures included The Day After Tomorrow, Harry Potter and the Prisoner of Azkaban and Spider-Man 2. I, Robot opened strong this past weekend and there are a number of potential hits still to come later in the summer. These include The Bourne Supremacy, The Village, Alien vs. Predator, The Manchurian Candidate, Catwoman and Collateral,” said Marcus.

In the company’s lodging business, Marcus Hotels and Resorts achieved a 5.9% increase in revenue per available room (RevPAR) in fiscal 2004, due primarily to increased occupancy. The division also achieved record revenues and its highest operating income since fiscal 2001, in spite of slightly lower fourth quarter results.

Marcus said the division’s fourth quarter results were impacted by delays in opening the new spa at the Miramonte Resort in Indian Wells, California, the company’s share of expenses related to the new joint venture project in Las Vegas and lower revenues than the prior year quarter for the Marcus Vacation Club timeshare development at the Grand Geneva Resort & Spa in Lake Geneva, Wisconsin.

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“Since its May opening, the new spa at the Miramonte Resort has been very well received by our guests. The Well™ is a luxury destination spa that was designed to further enhance this property with a distinctive approach to relaxation and rejuvenation,” said Marcus. “In addition, the division continues to move ahead with several key projects. The Platinum Suite Hotel & Spa, our joint-venture condominium development in Las Vegas, has sold out in a matter of months. Groundbreaking for this upscale project, just one block off the strip, is expected to commence in early fall. We are also proceeding with our participation in a joint venture to restore and then manage the Skirvin Hotel in Oklahoma City, the oldest existing hotel in Oklahoma. This project is a perfect fit for us because it builds on the division’s established expertise in renovating and managing historic properties.”

Baymont Inns & Suites also achieved increased revenues and earnings in fiscal 2004. RevPAR for comparable properties increased 4.0% in the fourth quarter and 1.4% for fiscal 2004, reflecting increased occupancy as the lodging business continues to improve.

On July 15, The Marcus Corporation announced plans to sell its limited-service lodging division to La Quinta Corporation of Dallas, Texas, for approximately $395 million in cash, excluding certain joint ventures and subject to certain adjustments. The transaction is expected to close in late summer or early fall, subject to customary closing conditions, consents and approvals.

“As we indicated in our announcement release, the sale confirms the underlying value of our real estate holdings and our philosophy to own the majority of our real estate. The transaction is consistent with our commitment to maximize shareholder value and to manage for the long term,” said Marcus.

Marcus said the company further strengthened its balance sheet in fiscal 2004. “We ended the year with a ratio of debt to total capitalization of under 38%, the lowest in eight years. We increased our already strong cash flow, while continuing to reinvest in our properties to keep them fresh and current,” said Marcus.

“We are encouraged by the improvement in the economy and the increases in occupancy in both of our lodging divisions. Business travel is picking up, as reflected in our advance bookings. Our theatre division achieved another record year and the upcoming film product through the remainder of the summer appears strong,” said Marcus.

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“We will be actively evaluating potential growth opportunities for both Marcus Hotels and Resorts and Marcus Theatres, as well as other potential investments and uses of the funds from the sale of the limited-service lodging division. We are committed to growing our two remaining divisions and we believe the addition of this significant amount of capital opens the doors to many opportunities to expand these businesses and to further enhance shareholder value,” he added.

Marcus Corporation management will host a conference call today, July, 22, 2004, at 3:00 p.m. Central/4:00 p.m. Eastern time to discuss the fourth quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company’s Web site: www.marcuscorp.com, or by dialing 1-913-981-4900. Listeners should dial in to the call at least 5 — 10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for telephone replay through Thursday, July 29, 2004 by dialing 1-888-203-1112 and entering the passcode 520233. The Webcast of the conference call will be archived on the company’s Web site until the next earnings release.

Headquartered in Milwaukee, Wis., The Marcus Corporation is a leader in the lodging and entertainment industries. The company’s limited-service lodging division operates or franchises 178 Baymont Inns & Suites in 32 states, seven Woodfield Suites in Illinois, Wisconsin, Colorado, Ohio and Texas and one Budgetel Inn in Wisconsin. Marcus Theatres® owns or manages 488 screens at 45 locations in Wisconsin, Ohio, Illinois and Minnesota, and one family entertainment center in Wisconsin. Marcus Hotels and Resorts owns or manages 11 hotels and resorts in Wisconsin, California, Minnesota, Missouri and Texas, and one vacation club in Wisconsin. For more information, visit the company’s Web site at www.marcuscorp.com.

Certain matters discussed in this Press Release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which could cause results to differ materially from those expected, including, but not limited to, the following: (i) our ability to successfully complete the proposed transaction to sell the limited-service lodging division; (ii) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division; (iii) the effects of increasing depreciation expenses and preopening and start-up costs due to the capital intensive nature of our businesses; (iv) the effects of adverse economic conditions in our markets, particularly with respect to our limited-service lodging and hotels and resorts divisions; (v) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (vi) the effects on our occupancy and room rates from the relative industry supply of available rooms at comparable lodging facilities in our markets; (vii) the effects of competitive conditions in the markets served by us; (viii) our ability to identify properties to acquire, develop and/or manage and continuing availability of funds for such development; and (ix) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, the United States’ responses thereto and subsequent hostilities. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this Press Release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION
Consolidated Statements of Earnings
(in thousands, except per share data)

	13 Weeks Ended		52 Weeks Ended
	May 27, 2004	May 29, 2003	May 27, 2004	May 29, 2003
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Rooms and telephone	$44,444	$42,896	$175,112	$172,002
Theatre admissions	23,492	22,074	101,144	98,811
Theatre concessions	10,820	10,170	46,696	45,590
Food and beverage	8,393	7,673	36,602	33,487
Other revenues	12,184	13,752	49,653	47,025

Total revenues	99,333	96,565	409,207	396,915
Costs and expenses:
Rooms and telephone	21,496	20,932	81,837	79,816
Theatre operations	17,966	17,672	77,944	76,371
Theatre concessions	2,295	2,273	10,209	10,198
Food and beverage	7,097	6,542	29,058	26,465
Advertising and marketing	7,497	8,078	28,484	29,517
Administrative	10,900	10,414	41,900	40,781
Depreciation and amortization	11,839	11,253	46,036	45,365
Rent	630	562	2,443	2,407
Property taxes	3,848	3,840	15,338	15,204
Pre-opening expenses	150	39	423	60
Other operating expenses	6,016	6,232	22,111	21,346

Total costs and expenses	89,734	87,837	355,783	347,530

Operating income	9,599	8,728	53,424	49,385
Other income (expense):
Investment income (loss)	327	184	1,738	(158)
Interest expense	(4,271)	(4,536)	(16,874)	(19,642)
Gain (loss) on disposition of property,
equipment and investments in joint
ventures	1,415	(748)	2,174	2,111

	(2,529)	(5,100)	(12,962)	(17,689)

Earnings from continuing operations
before income taxes	7,070	3,628	40,462	31,696
Income taxes	2,491	979	15,851	12,389

Earnings from continuing operations	4,579	2,649	24,611	19,307
Discontinued operations:
Gain on sale of discontinued operations,
net of applicable income taxes	--	33	--	1,249

Net earnings	$4,579	$2,682	$24,611	$20,556

Earnings per share - basic:
Continuing operations	$0.15	$0.09	$0.83	$0.66
Discontinued operations	--	--	--	0.04

Net earnings per share	$0.15	$0.09	$0.83	$0.70

Earnings per share - diluted:
Continuing operations	$0.15	$0.09	$0.82	$0.66
Discontinued operations	--	--	--	0.04

Net earnings per share	$0.15	$0.09	$0.82	$0.70

Weighted average shares outstanding:
Basic	29,775	29,457	29,630	29,388
Diluted	30,072	29,597	29,850	29,549

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THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	(Unaudited)	(Audited)
	May 27, 2004	May 29, 2003
Assets:
Cash and cash equivalents	$9,629	$6,039
Accounts and notes receivable	15,757	29,685
Refundable income taxes	--	4,032
Real estate and development costs	6,438	5,338
Other current assets	6,328	5,771
Property and equipment - net	654,479	655,803
Other assets	52,238	48,789

Total Assets	$744,869	$755,457

Liabilities and Shareholders' Equity:
Accounts and notes payable	$19,582	$22,188
Income taxes	1,172	--
Taxes other than income taxes	13,717	13,682
Other current liabilities	23,423	18,110
Current maturities of long-term debt	26,321	72,906
Long-term debt	210,801	203,307
Deferred income taxes	40,410	38,768
Deferred compensation and other	15,720	16,596
Shareholders' equity	393,723	369,900

Total Liabilities and Shareholders' Equity	$744,869	$755,457

THE MARCUS CORPORATION
Business Segment Information (Unaudited)
(in thousands)

	Limited- Service Lodging	Theatres	Hotels/ Resorts	Corporate Items	Total
13 Weeks Ended May 27, 2004
Revenues	$33,408	$36,392	$29,212	$321	$99,333
Operating income (loss)	3,082	8,687	407	(2,577)	9,599
13 Weeks Ended May 29, 2003
Revenues	$31,875	$34,158	$30,240	$292	$96,565
Operating income (loss)	1,682	7,746	935	(1,635)	8,728
52 Weeks Ended May 27, 2004
Revenues	$127,781	$155,732	$124,471	$1,223	$409,207
Operating income (loss)	13,821	38,933	9,003	(8,333)	53,424
52 Weeks Ended May 29, 2003
Revenues	$126,612	$150,383	$118,490	$1,430	$396,915
Operating income (loss)	11,523	36,162	8,820	(7,120)	49,385

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses.

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